HUGHES CENTER

3753-63 HOWARD HUGHES PARKWAY

LAS VEGAS, NEVADA

LEASE AGREEMENT

between

HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP

and

CBCA INC.

Dated September 8, 2003

HUGHES CENTER LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Lease"), is made and entered into as of the 8th_day of September 2003, between HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP, a Delaware limited partnerership ("Landlord"), and CBCA, INC., a Delaware corporation ('Tenant").

WITNESSETH

ARTICLE 1 DEFITIONS

1.1	Intentionally Omitted

1.2 "Allowance" shall mean an amount equal to Eight Dollars and No Cents ($8.00) per square foot of Usable Area in the Premises, but in no event shall the Allowance exceed Fifty Thousand and 00/100 Dollars ($50,000.00). The Premises are stipulated for all purposes to contain six thousand four hundred one (6,401) square feet of Usable Area.

1.3	"Base Reat" shall be determined as follows

(i) During months one (1) through twelve (12) of the Lease Term, the Base Rent shall be Twenty-Five Dollars and Eighty Cents ($25.80) per year for each square foot of Rentable Area of the Premises which is equal to One Hundred Eighty-Nine Thousand Nine Hundred Thirteen Dollars and Eighty Cents ($189,913.80) per annum.

(ii) During months thirteen (13) through twenty-fan (24) of the Lease Term, the Base Rent shall be Twenty-Six Dollars and Forty-Five Cents ($26.45) per year for each square foot of Rentable Area of the Premises which is equal to One Hundred Ninety-Four Thousand Six Hundred Ninety-Eight Dollars and Forty-Five Cents ($194,698.45) per annum.

(iii) During months twenty-five (25) through thirty-six (36) of the Lease Term, the Base Rent shall be Twenty-Seven Dollars and Eleven Cents ($27.11) per year for each square foot of Rentable Area of the Premises which is equal to One Hundred Ninety-Nine Thousand Five Hundred Fifty-Six Dollars and Seventy-One Cents ($199,556.71) per annum.

(iv) During months thirty-seven (37) through forty-eight (48) of the Lease Term, the Base Rent shall be Twenty-Seven Dollars and Seventy-Eight Cents ($27.78) per year for each square foot of Rentable Area of the Premises which is equal to Two Hundred Four Thousand Four Hundred Eighty-Eight Dollars-and Fifty-Eight Cents ($204,48858) per annum

(v) During months forty-nine (49) through sixty (60) of the Lease Term, the Base Rent shall be Twenty-Eight Dollars and Forty-Eight Cents ($28.48) per year for each square foot of Rentable Area of the Premises which is equal to Two Hundred Nine Thousand Six Hundred Forty-One Dollars and Twenty-Eight Cents ($209,64128) per annum.

(vi) During months sixty-one (61) through seventy-two (72) of the Lease Term, the Base Rent shall be Twenty-Nine Dollars and Nineteen Cents ($29.19) per year for each square foot of Rentable Area of the Premises which is equal to Two Hundred Fourteen Thousand Eight Hundred Sixty-Seven Dollars and Fifty-Nine Cents ($214,867.59) per annum.

The Base Rent due for the first full calendar month during the Lease Term shall be paid to Landlord by Tenant conterporaneou sly with Tenants execution hereof.

I A "Building" shall mean (a) the parcel of real property described in Exhibit "A" attached hereto and incorporated haein, (b) the office building and parting structure built or tube built on such parcel of real property, and (c) any and all other improvements thereon and appurtenances thereto. The street address of the Building is 3753-63 Howard Hughes Parkway, Hughes Center Las Vegas, Nevada 89109; such street address may be modified by Landlord from time to time during the Lease Term .

1.5                                  "Building Core" shall mean the area within the outermost finish face of that portion of the Building that incorporates those areas that, provide service to the tenants of that floor and to the Building. .

. 1.14. "Operating Expenses" shall mean all costs of any kind paid or incurred by Landlord in owning operating, cleaning equipping prat sting lighting repairing, replacing heating, air-conditioning and maintaining the Building as a fast class office project, and a proration of Operating Expenses for all common areas within Hughes Center as provided in the REA or as otherwise determined by Landlord, including by way of illustration but not limitation, all of the following (a) all amounts Charged to the Building pursuant to the Roy (b) Real Property Taxes; (c) all costs, charges and surcharges for utilities, water, sewage, janitorial, own disposal and refuse removal and all other utilities and services provided to the Building (d) insurance costs for which Landlord 4 responsible under this Lease or which Landlord or any Mortgagee deems necessary or profit; (e) any ccossis levied, assessed or imposed pursuant to any applicable Laws; (f) the me (amortized over such period as Landlord reasonably determines together with interest at the Lease Interest Rate an the unamortized balance) of any capital improvements to the Building or equipment replacements made by Landlord after the Commencement Date that are intended to reduce other Operating Expenses or are required by any Laws or are necessary in order to operate the Building at the same quality level as prior to such replacement; (g) costs and expenses of operation, repair and, maintenance of all stnictral and mechanical portions and components of the Building including without limitation, plumbing communication, heating, ventilating and air-conditioning CHVh?% elevator, and electrical and other common Building systems; (h) a pro rata portion of the cost of the management office rental for Hughes Center, (i) all costs incurred in the management and operation of the Building including, without limitation, gardening and landscaping maintenance of all panting areas, structures and garages, maintenance of signs, resurfacing and mliwavAingg painting lighting cleaning and provision of Building security, U) all personal property taxes levied on or attributable to personal property used in connection with the Building; (k) depreciation on personal property. owned by Landlord which is consumed in the operation or maintenance of the Building (1) rental or lease payments paid by Landlord for rented or leased personal property used in the operation w maintenance of the Building; (m) management fees, wages, salaries and other labor costs incurred in the management and operation of the Building (n) fees for required licenses and permits; (o) reasonable legal, accounting and other professional fees; (p) reasonable andd appropriate reserves for repair and replacement; and (q) a reasonable allowance to Landlord for supervision of all of the foregoing not to exceed five percent (5%) of the total of all other Operating Expenses. If the Building is not fully occupied during any portion of the Lease Term, Landlord shall make an appropriate adjustment to Operating Expanses for such period employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Building been fully occupied during such period (collectively referred to as "Grossed-Up"). Notwithstanding the foregoing "Operating Expenses" shall not include:

(I)	any ground lease rental;

(2) Costs of capital improvements and equipment; except for those (a) acquired to reduce Operating Expenses (amortized at an annual rate reasonably calculated to equal the amount of Operating Expenses to be saved in each calendar year thixg0ait the Lease Term (as determined at the time Landlord elected to proceed with the capital improvement or acquisition of the capital equipment to reduce Operating Expenses)), together with interest at the actual interest rate incurred by Landlord (or at the Lease Interest Rate if no actual interest is incurred by Landlord), or (b) made after the Commencement Date that are required under any governmental law or regulation that was not iequired prior to the date of this Lease (which shall be amortized, including interest an the unaiiiwNA cost at the actual interest rate incurred by Landlord (or at the Lease Interest Rate if no actual interest is incurred by Landlord), over its useful life as reasonably determined by Landlord), (c) costs of capital tools not in excess of Ten Thousand Dollars ($10,000) in any twelve (12) month period, or (d) necessary in order to operate the Building at the same quality level as prior to such replacement;

. (3) Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which, if purchased rather than rented, would constitute a capital improvement which is specifically excluded in Subsection (2) above (excluding however, equipment

=t

not affixed to the Bolding which is used in providing janitorial c* similar service);

(4)                                           Costs incurred by Landlord far the repair of damage to the Building to tux ccx0teat that Landlord is reimbursed by insurance proceeds;

(5) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants or other occupants in the Building or incurred in renovating or Otherwise improving decorating painting or redecorating vacant space for other tenants

occupants of the Bolding

1

(23) Separate charges for services included within the scope of services for which a management fee is charged;

(24) Costs arising from the negligence or willful misconduct of Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of Building materials

(25) Notwithstanding any contrary provision of this Lease, including, without limitation, any provision relating to capital expenditures, costs arising from the presence of hazardous materials or subs (as defined by Laws) in or about the Building or land upon which the Building is located including, without limitation, hazardous substances in the ground water or soil; .

(26) Costs arising f om Landlord's or another tenant's negligence or willful misconduct;

(27) . Costs arising from Landlord's charitable or political contnbutians, r

(28) Costs arising from latent defects in the base, shell or core of the Building or in improvements ins        by Landlord prior to the C n,m,-=ment Date, or repair of such latent defects;

(29) Costs for sculpture, paintings or _other objects of art (but not maintenance and repairs

(30) Costs (including in connection therewith all attorneys' fees and costs of settlements or judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims or litigation or arbitration pertaining to the Landlord and/or the Building; and

(31) Operating Expenses will exclude any expenses related to Landlord's responsibility to comply and conform with laws or codes in effect as of the Commencement Date relating to disabled access, including without limitation requirements of the Americans With Disabilities Act or any regulations promulgated in connection therewith and in effect as of the Commencement Date,

1.15 "Premises" shall mean that space outlined on the floor plan attached to this Lease as Exhibit 'B" and incorporated herein. The Premises arc stipulated for all purposes to contain seven thousand three hundred sixty-one (7,361) square feet ofRentable Area Such square footage may be increased pursuant to the Right of First Offer attached hereto as Exhibit *G."

1.16 "REA" shall mean (1) that certain Amendment and Restatement of the Grant of Reciprocal Easements and Declaration of Covenants (Phase 1) recorded in the Official Records of Clark County, Nevada on September 8, 1995, in Book 950908 as Instrument No. 01919 as may be amended from time to time and (ii) that certain Howard Hughes Declaration of Covenants recorded in the Official Records of Clark County, Nevada on October 11, 1985 in Book 2199 as Instrument No. 2158547, as amended by the First Amendment to Howard Hughes Center Declaration of Covenants dated August 28, 1995 recorded in the Official Records of. Clark County, Nevada on September 8, 1995 in Book 950908, Instrument No. 01918 and as further amended by the Second' Amendment to Howard Hughes Center Declaration of Covenants dated November 27,1995, recorded in the Official Records of Clark County, Nevada on December 6,1995 in Book 951206, Instrument No. 00257 as may be amended from time to time provided, however, that no such further amendment or supplement shall in any event decrease Tenant's rights, materially increase Tenant's financial obligations, or increase Tenant's non-financial obligations under this Lease.

1.17 "Real PropertyTaxes" shall man and include any form of tax, assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, lighting, drainage, transportation, air pollution, environmental or other improvement or special assessment district thereof; as against any legal or equitable interest of Landlord in the Building and/or the Premises, including, but not limited to, the following: (a) any tax on Landlord's "right" to rent err "right" to other income from the Premises or as against Landlords business of leasing the Premises; (b) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment tax, fee, levy or charge previously included within the definition of Real Property Taxes (it is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges_ be included within the definition of "Real Froperty Taxes" for the purposes of this Lease); (c) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rat payable hereunder, including without limitation, any gross income tax or excise tax levied by the state, county, city or federal government, or any political subdivision thereof with respect to the receipt of such rent, or upon or with reaped to the possession, leasing operating, management, maintenance, alteration, repair, use or occupancy of the Bolding or any portion thereof; (d) any assessment tax, fee, levy or charge upon this transaction creating or transferring an interest or an estate in the Premises; (e) any assessor nt tax, fee, levy or charge based upon the number of people eriploye>d, working

ARTICLE 3 LEASE TERM

3.1	Delivery of Possession.

Landlord will be deemed to have delivered possession of the Premises to Tenant on the .Commencement Date, as it may be adjusted pursuant to Section 3.3 and the Work Lette. Landlord will construct or install in the Premises the Improvements (hereinafter defined) to be constructed or installed by Landlord according to the Work Letter. Tenant acknowledges that neither landlord nor its agents or employees have made any representations or warranties as to the suitability or ftaess of the Premises for the conduct of Tenant's business or for any other purpose, nor has Landlord -or its agents or employees agreed to undertake any alterations or construct any tenant improvernerrts to the Premises except as expressly provided in this Lease and the Work Letter. Except as provided for in Section 3.3 below, if for any reason Landlord cannot deliver possession of the Premises to Tenant on or before the fixed date component of the Commencement Date,- this Lease will not be void or voidable, and Landlord will not be liable to Tenant for any resultant loss or damage.

3.2	Substantial Completion of Premises.

If, by the fixed date specified in Section 1.7, the Premises have not been substantially completed pursuant to the Work Letter due to any cause other than Landlord's default, Landlord shall have no liability therefor, and the Leave Tern (including without limitation, Tenant's obligation to pay Rent) shall nonetheless commence as of said fixed date.

33	Landlord Delays.

If the Premises are not substantially completed by the fixed date specified in Section 1.7 due to default on the part of Landlord (as determined in accordance with Article 26 below), then as Tenant's sole remedy for the delay in Tenant's occupancy of the Premises, the fixed date component of the definition of the Commencement Date shall be delayed far the period of delay in substantial completion of the'Premises resulting from Landlord's default The Premises shall be deemed *substantially completed" when (I) Landlord has provided reasonable access to the Premises to Tenant, (n) Landlord has completed the work covered by the Work Letter other than details of construction which do not materially interfere with Tenant's use of the Premises, and (iii) Landlord has obtained a permanent or temporary certificate of .occupancy for the Premises (or its equivalent).

3.4	Guaranteed Completion Date.

In the event the Premises are not substantially completed on the day which is ninety (90) days after the later to occur of (i) Tenant's approval of the Work Costs Estimate (as defined in Section 3.3 of the Work Letter), (ii) Tenant's deposit of the Over-Allowance (as defined in Section 3.7 of the Work Letter),-and (iii) Landlord's receipt of a building permit to construct the Tenant Improvements (as-defined in Section 12 of the Work Letter) ("Guaranteed Completion Date'), the Tenant shall have the right to terminate this Lease by providing Landlord with thirty (30) days prior written notice ("Tamrtmation Notice'). If Landlord substantially completes the Premises prior to the lapse of thirty (30) days after Landlord's receipt of the Tenant's Termination Notice, the Termination Notice shall become void and Tenant shall lose all rights Tenant has to terminate the Lease under this Section 3.4. The Guaranteed Completion Date shall be extended by one (1) day for each day attributable to (a) an event of Force Majeure or (b) any Tenant Delays.

ARTICLE 4

USE OF PREMISES AND COMMON AREAS

4.1	Premises.

The Premises shall be used for general office purposes and for no other purposes. Tenant will use the Premises in a careful, safe, and proper manner- Tenant agrees not to use or permit the use of the Premises fr any purpose which is illegal or prohibited by any applicable Laws, or which, in Landlord's reasonable opinion, creates a nuisance or would increase the cost of insurance coverage with respect to the Building. Tenant shall not use or occupy the Premises in violation of such rules and regulations described in Article 15 below nor in violation of the REA or any other recorded covenants, conditions or restrictions affecting the Building.. Tenant shall not place a load upon the Premises exceeding the average pounds live load per square foot of floor area specified for the Building by Landlotd'sarchitect, with the partitions to be considered part of the live load. Landlord reserves the right to prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as to distribute properly the weight thereof.

5.4	Interest on Late Payments.

All installments of Rent not paid when due and payable shall bear interest at the Lease Interest Rate from the date due until paid; provided, however, Landlord agrees that Tenant shall be allowed one (1) grace period each calendar year throughout the original Lease Term where Tenant's failure to pay Rent as and when due shall not bear interest, nor constitute an Event of Default under Article 24, if Tenant pays the Rent within thirty (30) days after the date due. With the exception of the grace period allowed to Tenant herein, if any installment of Rent is not received by Landlord within five (5) days after notice that said amount is past due from Landlord to Tenant, Tenant shall pay to Landlord, as Additional Rent, five percent (5%) of the overdue amount as a late charge. Landlords acceptance of any late charge or interest shall not constitute a waiver of Tenant's dr$wlt with respect to the overdue amount nor prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or any law now or hereafter in effect

ARTICLE 6

BASE RENT ADJUSTMENT

The Base Rent payable hereunder shall be adjusted upward from time to time in accordance with the following provisions:

(a) Tenant shall pay to Landlord as an adjustment to Rent, an amount equal to the excess (the "Excess") from time -to time of total annual Operating. Expenses per square foot of Rentable Area of the Premises, as Grossed-Up, over and above the Expense Stop. The Excess shall be obtained by multiplying (1) the amount, if array, by which the annual Operating Expense per square foot of Rentable Area in the Premises exceeds the Expense Stop, by (ii) the total Rentable Area of the Premises as set forth in Section 1.15. Such amount shall be paid in advance in monthly installments an the saga: dates as Base Rent is due and payable' hereunder based an Landlord's notice delivered to Tenant from timer; to time setting forth Landlord's good faith estimate of the Operating Expenses for the current calendar year. Landlord shall have the right to adjust such amount no more than once a year to reflect any changes in Landlords estimate of Operating Expenses.

(b) By April l of each calendar year during the Lease Term, or as soon thereafter as practicable but no later than May 1, Landlord shall furnish to Tenant a statement ("Actual Statement") of Landlord's annual Operating Expenses, as Grossed Up, for the previous calendar year. If for any calendar year the amounts collected from Tenant for the prior year, as a result of Landlord's estimate of Operating Expenses, exceeds the amount of the Excess actually due during such prior year, then Landlord shall refund to Tenant any overpayment (or at Landlord's option, apply such amount against Rent due or to become due hereunder). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year.

(c) In the event of any good faith dispute as to the amount of the Excess as set forth in the statement of actual Operating Expenses, Tenant shall have the right, no more frequently than once per calendar year, after reasonable notice to Landlord and at reasonable times, to inspect and photocopy Landlord's Operating Expenses records at Landlord's offices. If, after such inspection and photocopy, Tenant continues, in good faith, to dispute the amount of the Excess as set forth in said statement. Tenant shall be entitled not hater than one (1) year following Tenant's receipt of an Actual Statement to retain a national, independent, certified public accountant who is not contracted on a contingency fee basis and is mutually acceptable to Landlord and Tenant to audit Landlord's Operating Expenses records with respect to the . calendar yea covered by Actual Statement to determine the proper amount of the Excess. Landlord shall be entitled to review the results of such audit promptly after completion of same. If the results of such audit prove that Landlord has overcharged Tenant, then within fifteen (15) days after the results of the audit are made available to Landlord, Landlord shall credit Tenant the amount of such overcharge toward the payments of Base Rent and Additional Rent next coming due under this Lease. If such audit proves that Landlord has undercharged Tenant, then within fifteen (15) days after the results of the audit are made available to Tenant, Tenant shall pay to-Landlord the amount of any such undercharge. Tenant agrees to pay the cost of such audit, provided that Landlord shall reimburse Tenant the amount of such cost if the results of such audit prove that Landlord's determination of the Operating Expenses (as set forth in the Actual Statement) was in error by more than five percent (5%). If Tenant does not request an audit in accordance with the provisions of this Section 6(c) within one (1) year after Tenant's receipt of an Actual Statement, such Actual Statement shall be conclusively binding upon Tenant Landlord shall be required to maintain records of all Operating Expenses for three (3) years following the issuance of fire Operating Expense statement for such Operating Expenses. The payment by Tenant of any amounts

.l

ARTICLE 8

IMPROVEMENTS TO BE MADE BY LANDLORD

. Except as otherwise provided in the Work Letter attached hereto as Exhibit "D," all installations and improvements now or hereafter placed on the Premises shall be for Tent's account and at Tenant's cost (and Tenant shall pay ad valoren taxes and the cost of any increased insurance premiums thereon or attributable thereto), which cost shall be payable by Tenant to Landlord upon demand as Additional Rent

ARTICLE 9

MAINTENANCE AND REPAIR OF PREMISES BY LANDLORD

Except as otherwise expressly provided herein, Landlord shall not be required to perform any maintenance or to make any repairs to the Premises. Notwithstanding anything to the contrary contained in this Article 9 or in the Lease, Landlord shall maintain the exterior walls and glass, foundations, structural support columns and roof and all machiney, equpment, fixtures and systems of every kind attached to, or used in connection with the operation of the Premises, including all electrical, heating, mechanical, sanitary, sprinkler, utility, power, plumbing, cleaning refrigeration, ventilating air conditioning and elevator systems and equipment (excluding, however, lines, improvements, systems and machinery for water, gas, steam and . electricity owned and maintained by any public utility ocanpany or governmental agency or body) in good order and repair consistent with the operation, of the Building as a first-class office building provided, however, Landlord shall not be responsible for any repairs attributable to the acts or omissions of Tenant.

ARTICLE 10 GRAPHICS

Landlord shall provide and install, at Tenant's cost, all letters or numerals on doors in the Premises; all such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord's prier written consent Tenant shall have the right to designate one (1) name on the directory board in the lobby of the Building. Landlord shall have the option to maintain, in place of the directory board in the lobby of the Building a computerized directory with display screen which has the capacity. to accommodate Tent's name designation.

ARTICLE 11

CARE OF THE PREMISES BY TENANT

. Tenant agrees not to commit or allow any waste In be committed on any portion of the Premises, and at the termination of this Lease agrees to deliver up the Premises to Landlord in as good condition as at the Commencement Date of this Lease, ordinary wear and tear excepted.

. ARTICLE 12

REPAIRS AND ALTERATIONS BY TENANT

Subject to the waiver of subrogation rights contained in Section 19.4, Tenant covenants and agrees that Tenant shall be responsible, at Tenant's own cost and expense, for costs incurred by Landlord to repair or replace any damage done to the Building, or any part thereof caused by Tenant or Tenant's agents, employees, invitees, or visitors, to as good a condition as it was in prior to such damage. Except as set forth in Article 9, Tenant shall, when and if needed or whenever reasonably requested by Landlord to do so, at Tent's sole cost and expense, maintain and make all repairs to the Premises and the improvements therein, to keep, maintain and preserve the Premises in first-class condition, excepting ordinary wear and tear. Any such maintenance- and repairs shall be performed by a contractor approved by Landlord. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make repairs or replacements, and Tenant shall pay the cost thereof to Landlord on demand as Additional Rent Tenant agrees with Landlord not to make or allow to be made any alterations to the Premises, install any vending machines on the Premises, or place signs on the Premises which are visible from outside the Premises, without first'obtaining the written consent of Landlord in each such instance, which consent may be given on such conditions as Landlord may elect Landlord shall notify Tenant when Tent makes a request to make alterations, additions or improvements whether Landlord's consent is conditioned upon the removal of such alterations, additions or improvements at the termination of the Lease. Tenant shall deliver to Landlord, for Landlord's approval prior to the construction of any alterations, a complete set of plans and specifications for the proposed alterations, additions or improvements, copies of contracts with general coamactors, evidence of contractors insurance and bonds, and all necessary permits for such construction. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. All alterations, additions, and improvements will be accomplished in a good and workmanlike manna, in conformity with all applicable laws, and by a contractor approved by Landlord. Landlord's approval of the plans, ayccifications and working governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (2) all claims made or threatened by any third party against Tenant, Landlord, or the Pram relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord'sft prior written consent, Tenant will not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises.

(c) Tenant will be solely responsible for and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against all claims, costs, and liabilities, including attorneys' fees and costs, arising out of or in connection with Tenant's breach of its obligations in this Article 14. Tenant will be solely responsible for and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against any and all claims, costs, and liabilities, including attorneys' fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises and any other property of whatever nature located in, on, or about the Building, to their condition existing prior to the introduction of Hazardous Materials by

Taunt, its agents, employees or contractors Tenant's obligations under this Article 14 will survive the expiration or other termination. of this Lease.

143 Certain Insurance Risks.

Tenant will not do or permit to be done any act or thing upon the Premises or the Building which would () jeopardize or be in conflict with fire insurance policies covering the Building or covering any fixtures and property in the Building; (n) increase the rate of fire insurance applicable to the Building to an amount higher than it otherwise would be for general office use of the Build ng: or (ii) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises. .

ARTICLE 15

BUILDING RULES

Tenant will comply with the. rules of the Building which are attached hereto as Exhibit -7 and incorporated heremby this reference, as such rules are reasonably adopted and altered by Landlord from thin: to time and will cause all of its agents, employees, invitees and.vistors to do so; all changes to such rules win be sent by Landlord to Tenant in writing. No modifications or additions to the rules made after the Commencement Date shall materially increase Tenant's obligations or decrease Tenant's rights under the Lease.

ARTICLE 16

ENTRY BY LANDLORD

Tenant agrees to permit landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours (and in emergencies at all times) to inspect the same, Or to show the Premises to prospective purchasers Mortgagees, t rants (but only during the last six (6) months of the Lease Term), or insures, to clean or make repairs, alterations or additions thereto, and Tenant shall not be entitled to any abatement or reduction of rent by reason thereof

ARTICLE 17

ASSIGNMENT AND SUBLETTING

17.1 Except as provided herein, Tenant shall not assign, sublease, transfer or encumber this Lease or any interest therein without Landlord's prior written consent which shall not be unreasonably withheld or delayed. Any attempted assignment or sublease by Tenant in violation of the terns and covenants of this Article 17 shall be void. Notwithstanding anything to the contrary contained in this Article 17, an assignment or subletting of all or a portion of the Premises to an Affiliate of Tenant shall not be deemed a transfer, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment orr sublease or such Affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease: For the purposes hereof the term "Affiliate" shall mean any of the following (i) a corporation or partnership that is controlled by Tenant; (ii) the surviving entity in the event of any merger or consolidation involving Tenant; or (iii) the buyer m one transaction of all or substantially all of Tenant's assets Tenant shall be deemed to control a corporation if Tenant owns fifty-one percent (51"/.) of the outstanding voting stock of such corporation. With respect to a partnership, Tenant shall be deemed to control value thereof as ascertained by the Tames insurance carrier, as the same may exist from time to time, against all perils normally covered in an "all risk" policy (including the perils of flood and surface waters), as such term is used in the insurance indushy, provided, however, that Tenant shall have no obligation to insure against earthquake.

19.2 Liability Insurance.

Tenant shall, at Tenant's expense, maintain a policy of Commercial General Liability insurance insuring Landlord and Tenant against liability arising out of the ownership, use, occupancy or maintenance of the Premises Such insurance shall be on an occurrence basis providing single-Bait coverage in an amount not less than One Million Dollars ($1,000,000) per = === The initial amount of such insurance shall be subject to periodic increase upon reasonable demand by Landlord based upon inflation, increased liability awards, recommendation of professional insurance advisers, and other relevant factors. However, the limits of such insurance shall not limit Tenant's liability nor relieve Tenant of any obligation bereunder. Landlord shall be named as an additional insured on said policies and the policies shall contain the following provision: "Such insurance as afforded by this policy for the benefit of Landlord shall be primary as respects any claims, losses or liabilities arising out of the use of Premises by the Tenant or by Tenant's operation and any insurance carried by Landlord shall be excess and non-contributing." Notwithstanding the foregoing it is agreed and understood by Landlord and Tenant that Tenant's Commercial General Liability insurance shall be primary only as respects any claims, losses or liabilities arising out of the use of the Premises by the Tenant or by Tenant's operation but not as respects any claims, losses or liabilities arising out Landlord's or it's agents' or representatives' negligence, or landlord's or it's agents' or representatives' acts or omissions within the Premises. The policy shall insure Tenant's performance of the indemnity provisions of Articles 14 and 20.

193 Requirements for Insurance Policies.

Insurance required to be maintained by Tenant hereunder shall be in companies holding a "General Policyholders' Rating" of A or better and a "financial rating" of 10 or better, as set forth in the most current issue of "Best's Insurance Guide." Tenant shall promptly deliver to Landlord, within thirty (30) days of the Commencement Date, original certificates evidencing the existence and amounts of such insurance. No such policy shall be cancelable or subject to reduction of coverage except after sixty (60) days prior written notice to

Landlord. Tenant shall, within thirty (30) days prior to the expiration, cancellation or reduction of such policies, furnish Landlord with renewals or "binders" thereof Tenant shall not do or permit to be done anything which shall invalidate the insurance.policies required under this Lease.

19.4 Waiver of Subrogation Rights. .

Tenant and Landlord shall obtain from the issuer of the insurance policies referred to in Section 19.1 a waiver of subrogation provision in said policies and Tenant and Landlord hereby release, relieve and waive any and an rights of recovery against Landlord or Tenant, or against the employees, officers, agents and representatives of Landlord or tenant, for loss or damage arising out of a incident to the perils insured against under Section 19.1 which perils occur in, on or about the Premises or the Building, whether due to the negligence of Landlord or Tenant or their agents, employees, contractors or invitees. .The extent of the waiver described in the immediately preceding sentence is limited to the extent of insurance carried by Landlord and Tenant pursuant to Section 19.1 of this Lease.

ARTICLE 20 INDEMNITY

Tenant shall indemnify and hold harmless Landlord and all agents, servants and employees of Landlord from and against all claims, losses, damages, liabilities, expenses (including reasonable attorneys' fees), penalties and charges arising from or in connection with () Tenants use of one Premises during the Lease Term, or (ih) the conduct of Tenant's business, or (Hi) any activity, work or things done, permitted or suffered by Tenant in or about the Premises during the Lease Term Tenant shall further indemnify and hold harmless Landlord from and against any and all claims, loss, damage, liability, expanse (including reasonable attorneys' fees), penalty or charge arising from any default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or arising firm any negligence of Tenant, or any of Tenant's agents, contractors, or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defente of any such claim or any action or proceeding brought therein: If any action or proceeding be brought against Landlord by reason of any such claim, Tenant; upon notice from Landlord, shall defend the same at Tenant's expense by legal counsel reasonably satisfactory to Landlord. Tenant, as a material part of its consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in or upon the Premises arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord. Notwithstanding the foregoing, Tenant shall not be required to defend, save harmless or indemnify Landlord from any liability for injury, loss, accident or damage to any person or property resulting from Landlord's negligence or acts or omissions, or those of Landlord's offices, agents, contractors or employees, and Landlord shall not be liable for any damage or inconvenience which may arise through repair or alteration of any part of the Building or Premises.

ARTICLE 24

EVENTS OF DEFAULT

The following events shall be deemed to be events of default ("Events of Default") by Tenant under this Lease:

(a)                                           If Tenant fails to pay Rent or any other chargerequ red to be paid by Tenant, within five (5) days of receipt of written notice from Landlord;

(b) If Tenant fails to perform any of Tenants non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within such thirty (30) day period and thereafter diligently pursues its completion;

(c) If (i) Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or reara<geneet is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) a trustee or receiver is appointed to take possession of substantially all of Tenant's assets located at the Premises or of Tenants interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) substantially all of Tenants assets located at the Premises or of Tenants interest in this Lease is subjected to attachment,. execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subsection (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant's interest bero(mder, then Landlord shall receive, as Additional Rent, the difference between the rent (or any other consideration) paid in connection with such assignment or sublease and the rent payable by Tenant hereunder,, or

(e) . If any representation or warranty made by Tenant or by a subtenant or assignee in connection with this Lease shall have been false or misleading as of the date such representation or warranty was made.

ARTICLE 25

LANDLORD'S REMEDIES

Upon the occurrence of any Event of Default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have..

(a) Terminate Tenants right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenants default, including without limitation (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other reasonable charges-which had been earned at the time of the termination, fu) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other .reasonable charges which would have been earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (xh)

the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other reasonable charges which would have been paid for the balance of the Lease term after the time of award exceeds the amount of such rental Ion that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant$ failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefinm, including, but not limited to, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such. default, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation or alteration of the Premises, Landlords reasonable attorneys' fees incurred in connection therewith, and any real estate commission paid or payable. Landlord shall use commercially reasonable efforts to relet the Premises in a timely manner and on commercially reasonable terms and conditions. As including the Base Rent and Additional Rent provisions. Nothing contained in this Article 28 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord upon the expiration or earlier termination of this Lease. If Tenant fails to surrender the Premises upon the expiration or earlier termination of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including, without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender.

ARTICLE 29

SUBORDINATION TO MORTGAGE

Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, upon the Building as a whole, and to any renewals, refinancing and extensions thereof but Tenant agrees that any such Mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such Mortgagee may deem appropriate in its discretion. Upon Tenants written request Landlord shall use reasonable efforts, excluding the payment of money, to obtain a non-disturbance agreement from Landlord's Mortgagee with respect to this Lease. Landlord agrees to submit to such Mortgagee on Tenants behalf a non-disturbance agreement prepared by Tenant however, Landlord makes no representation that its Mortgagee will execute any such agreement Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building as a whole, and Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. In the event that any mortgage or deed of trust is foreclosed or conveyance in lieu of foreclosure is made for any reason, Tenant shall, if requested by the Mortgagee, attorn to and become the Tenant of the successor-in-interest to Landlord and in such event Tenant hereby waives its right under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant herein under. If in connection with obtaining construction, interum or permanent financing for the Building, the lender shall request modifications to this Lease as a condition to such financing, Tenant will not withhold or delay its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder and do not otherwise materially adversely affect Tenants rights hereunder. In the event that Tenant should fail to execute any instrument described in this Article 29 promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-i-fact to execute such instrument in Tenant's name, place and stead, it being agreed that such power is me coupled with an interest. Tenant agrees that it will from time to time within ten (10) business days following a request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under the Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as. Landlord shall reasonably require. Tenant acknowledges that any such statement may be relied upon by any Mortgage, prospective Mortgagee, purchaser or prospective purchaser of the

Building or any interest therein..

ARTICLE 30

INTENTIONALLY OMITTED

ARTICLE 31

ATTORNEYS' FEES

If either party commences litigation or arbitration against the other in connection with this Lease, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorney fees and disbursements as may have been incurred.

ARTICLE 32

NO IMPLIED WAIVER

The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement herein, or to exercise any option, right, power or remedy contained in this Lease, shall not be constructed as a waiver or a relinquishment thereof for the future. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent due under this Lease shall be deemed to be other than on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check, or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

ARTICLE 39

FORCE MAJEURE

. Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of. labor or materials, war, governmental laws, regulations or restrictions, or any other similar cause whatsoever beyond the control of Landlord.

ARTICLE 40

TIME OF PERFORMANCE

Except as expressly otherwise herein provided, with respect to all required acts of Landlord or Tenant, time is of the essence of this Lease.

ARTICLE 41

TRANSFERS BY LANDLORD

Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and property referred to herein, and in such event and so long as the transferee has expressly assumed the obligations of Landlord, upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant_ agrees to look solely to such successor in interest of Landlord for the performance of such obligations

ARTICLE 42 COMMISSIONS

Except for a won to be paid by Landlord to Colliers international and NAI Horizon ('Broker") in accordance with a separate commission agreement to be entered into by Landlord and Broker, Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

ARTICLE 43

EFFECT OF DELIVERY OF TBIS LEASE

Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or option. This Lease shall not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord. .

ARTICLE 44

CORPORATE AUTHORITY; PARTNERSHIP AUTHORITY

If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he or she has full authority to do so and that this Lease binds the corporation. If Tenant is a partnership each person signing this Lease for Tenant represents and warrants that he or she is a general partner of the partnership, that he or she has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general parmds withdrawal or addition. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant's recorded statement of partnership or certificate of limited partnership. .

ARTICLE 45

JOINT AND SEVERAL LIABILITY

All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant, it being understood that this Lease is executed by certain employees of Tenant, not individually, but solely on behalf of Tenant In consideration for entering into this Lease, Landlord hereby waives any rights to bring a cause of action against the individuals executing this Lease on behalf of Tenant, (except for any cause of action based upon lack of authority or frauds and all persons dealing with Landlord must look solely to the named Tenant in the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease (which may be in multiple counterparts) as of the day and year first above written.

HOWARD HUGHES PROPERTIES, LIMITED PARTNERSHIP,

a Delaware limited partnership;

Address:

3753-63 Howard Hughes Parkway

Las Vegas, Nevada 89109

Attention: Property, Management

/s/ JPD

By its sole general partner

THE HOWARD HUGHES CORPORATION

CBCA, INC,

A Delaware corporation

Address:

4150 National Plaza, Suite 900

Fort Worth, Texas, 76109

Attention: General Counsel

/s/ Barbra Rabinowitz

Title: Secretary